CODE OF ETHICS

NEWFLEET ASSET MANAGEMENT, LLC

6-2-2011

This Code of Ethics applies to all Access Persons of Newfleet Asset Management, LLC Hartford Operations (“Newfleet-Hartford”).

1.	Statement of Ethical Principles

Newfleet-Hartford holds its employees to a high standard of integrity and business practices. In serving its shareholders and clients, Newfleet-Hartford strives to avoid conflicts of interest or the appearance of conflicts of interest in connection with the personal trading activities of its employees and the securities transactions in any managed account.

In view of the foregoing and of the provisions of Sections 204-2 and 204A-1 under the Investment Advisers Act of 1940, as amended, and Rule 17j-1 of the Investment Company Act, as amended, Newfleet-Hartford has determined to adopt this Code of Ethics to specify and prohibit certain types of transactions deemed to create conflicts of interest (or at least the potential for or the appearance of such a conflict) and to establish reporting requirements and enforcement procedures. When Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code’s specific provisions:

Failure, or refusal, to adhere to the specific and/or general principles of this Code may result in disciplinary action, including termination of employment.

(a)	At all times, the interests of Newfleet-Hartford and its clients must be paramount;

(b)	Newfleet-Hartford’s fiduciary duty to its clients to safeguard all confidential financial or personal information is a responsibility of all Access Persons.

(c)	Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest;

(d)	No inappropriate advantage should be taken of any position of trust and responsibility.

(e)	Compliance with all applicable federal securities laws must be maintained, including the Investment Advisers Act of 1940, and the Investment Company Act of 1940.

(f)	All Access Persons are required to adhere to the standards of business conduct outlined in the Virtus Investment Partners, Inc. Code of Conduct, the VP Distributors Compliance

Manual, and the Newfleet-Hartford General Policies and Procedures Manual. The documents are posted to the company’s intranet Compliance page.

(g)	Access Persons are also required to adhere to the Code of Ethics for the Virtus Mutual Funds and Virtus Variable Insurance Trust.

(h)	Pay to Play Prohibited:

The SEC has adopted Rule 206(4)-5 of the Advisers Act (the Rule or Pay to Play Rule) as a means to curtail the ability of investment advisers to use political contributions to influence state and municipal government officials responsible for hiring the investment advisers, otherwise known as pay for play practices. Under the Rule, political contributions made by advisers or their personnel or affiliates may result in serious limitations on the advisers’ ability to receive compensation for the management of certain public funds. It does not prohibit political contributions, but does prohibit the adviser from receiving compensation from that government plan. The Rule does not preempt state or local pay to play laws.

Effective with this Code, all Covered Associates, as defined in the policy, may contribute up to $350 to officials they are eligible to vote for, and up to $150 to officials for whom they are not eligible to vote. No contributions may exceed this limit. They are also required to report to Compliance all contributions made on a quarterly basis. For definitions and further guidance, please refer to the Pay to Play policy in the Compliance Manual. For information regarding the records required under this rule, please refer to Section 9 of this Code.

2.	Unlawful Actions

It is unlawful for any Access person, in connection with the purchase or sale, directly or indirectly, by such person, of a Security Held or to be Acquired by any client account:

(a)	to employ any device, scheme or artifice to defraud any client;

(b)	to make any untrue statement of a material fact to any client or omit to state a material fact necessary in order to make the statements made to any client, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on any client; or to engage in any manipulative practice with respect to any client;

(d)	to divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

3.	Conflicts of Interest

Newfleet-Hartford has an affirmative duty of care, loyalty, honesty, and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by avoiding conflicts of interest and by disclosing all material facts concerning any conflicts that do arise with respect to any client. All Access Persons should seek to avoid any situation that may have even the appearance of conflict or impropriety. Conflicts of interest may arise where the firm or its supervised persons have reason to favor the interests of one client over another client. This Code specifically prohibits the inappropriate favoritism of one client over another client that would constitute a breach of fiduciary duty.

4.	Definitions

(a)	“Access Person” means all Supervised persons of Newfleet-Hartford who may have access to nonpublic information regarding purchase or sales in client accounts or holdings in client accounts or who are otherwise designated by the Compliance Department as an Access Person. Access Person specifically includes any director, officer, general partner, Portfolio Manager or Advisory Person of the Adviser. The Compliance Department shall maintain a list of all Access Persons. Virtus Investment Partners (Virtus) (the parent of Newfleet-Hartford) additionally includes associates of the parent company who, in the course of their responsibilities for the company, may or will have access to nonpublic information.

(b)	“Adviser” means Newfleet Asset Management, LLC - Hartford

(c)	“Advisory Person” means

(i)	any employee of Newfleet-Hartford or of any company in a control relationship to the Adviser and Distributor, who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by the Adviser for a Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(ii)	Any natural person in a control relationship to a managed account or investment adviser who obtains information concerning recommendations made to the managed account with regard to the purchase or sale of Covered Securities by the managed account.

(iii)	Any Investment Personnel.

(d)	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder. Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof,

(i)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(ii)	“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

(e)	“Chief Compliance Officer” refers to the person or persons appointed by Virtus to perform the role of Chief Compliance Officer of the Newfleet-Hartford pursuant to the provisions of Section 206(4)-7, Chief Compliance Officer of the Distributor, pursuant to FINRA Rule 3012, and/or Chief Compliance Officer of the parent, Virtus Investment Partners.

(f)	“Client” means each and every investment company, or series thereof, or other account managed by the Adviser, individually and collectively.

(g)	“Compliance Officer” may refer to Newfleet-Hartford’s designated Compliance Officer or any person designated to perform the administrative functions of this Code.

(h)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “1940 Act”).

(i)

“Covered Security” means all securities, including options, exchange traded funds and those issued by any reportable fund, except securities that are direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of traditional, unaffiliated registered open-end investment companies.

(j)	“Distributor” means VP Distributors, Inc.

(k)	“Fund” means an investment company registered under the Investment Company Act of 1940, as amended and includes Virtus Equity Trust, Virtus Institutional Trust, Virtus Insight Trust, Virtus Opportunities Fund, Virtus Variable Insurance Trust, and any series thereof.

(l)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(m)	“Investment Personnel” shall mean:

(i)	any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities; and

(ii)	any natural person who controls the Adviser and who obtains information concerning recommendations made regarding the purchase or sale of securities by the Adviser on behalf of a client account. Investment Personnel includes any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

(n)	“Limited Offering” or “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(o)	“Portfolio Manager” means the person or portfolio management team entrusted to make or participate in the making of the buy and sell decisions for a Client.

(p)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(q)	“Reportable Fund” includes those 1940 Act registered investment companies for which the Adviser or an affiliate acts as adviser or sub-adviser, or principal underwriter.

(r)	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

5.	Exempted Transactions

The preclearance prohibitions of Section 6 of this Code, shall not apply to:

(a)	Purchases or sales effected in any account over which the Advisory Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer. This exemption will also apply to personal brokerage accounts for which a third party (e.g. broker, financial advisor) makes all investment decisions on behalf of the Access Person. The discretionary arrangement must be documented to the Compliance Department.

(b)	Purchases or sales which are non-volitional on the part of either the Advisory Person or the client account.

(c)	Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)	Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

(f)	Purchases or sales of up to 500 shares of an issuer ranked in the Standard & Poor’s 500 Composite Stock Index (S&P 500) at the time of purchase or sale. The Compliance Officer shall make available an updated list of such issuers quarterly. This exception shall be limited to 500 shares in a one month period.

6.	Prohibited Activities

(a)	IPO Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Compliance Officer. No FINRA registered person may participate in an IPO pursuant to FINRA Rule 5130.

(b)	Limited Offering/Private Placement Rule: No Access Person may directly or indirectly acquire beneficial ownership in any securities in a Limited Offering or

Private Placement except with the prior written approval of the Compliance Officer.

(i)	The Compliance Officer will make a record of any decision, and the reasons supporting the decision, to grant approval for transactions in IPOs and Limited Offerings, and will maintain these records for at least five years after the end of the fiscal year in which the approval is granted.

(c)	Preclearance Rule: No Advisory Person may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security unless such transaction has been precleared by the Compliance Officer. All option transactions must be precleared. Preclearance is required prior to executing any trade through any personal brokerage account, unless specially exempted under Section 5 above. Preclearance is valid through the business day next following the day preclearance is given. The Compliance Officer will monitor investment activity by the Advisory Person involving the precleared transaction. Compliance reserves up to one business day to respond to any request for preclearance.

Note: The Compliance Officer may deny approval of any transaction requiring preclearance under this Preclearance Rule, even if the transaction is nominally permitted under this Code of Ethics, if he or she reasonably believes that denying preclearance is necessary for the protection of a client account. Any such denial may be appealed to the Chief Compliance Officer. The decision of the Chief Compliance Officer shall be final.

(d)	Open Order Rule: No Advisory Person may directly or indirectly acquire or dispose of beneficial ownership in any Covered Security on a day during which a Managed Account has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade, until such order is executed or withdrawn.

(e)	Blackout Rule: No Investment Personnel may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security within seven calendar days before and after a Managed Account trades in that Covered Security.

Transactions permitted under the Blackout Rule must also satisfy the Open Order Rule and the Preclearance Rule, if and to the extent the transaction is not covered by exceptions to those rules.

Any profits realized by a Portfolio Manager on a personal trade in violation of Sections 6(d) and (e) must be disgorged at the request of the Fund.

(f)	Ban on Short-term Trading. Advisory Persons must hold all reportable securities, including options, for a period of not less than sixty (60) days from date of acquisition. Options must be written for a minimum 60 day term.

(g)	Gifts. No Access Person shall accept any gift or other item (for the purpose of this Code “gifts” include but are not limited to cash, merchandise, gifts, prizes, travel expenses, meals and certain types of entertainment) of more than $100 in value per year from any person or entity that does business with or on behalf of Newfleet-Hartford or a managed account. All gifts and entertainment received or given must be reported to the Compliance Department.

(h)	Service as Director. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization. Such authorization must be requested of the President or the Chief Compliance Officer of Virtus Investment Partners. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

(i)	Market Timing Prohibited. No Access Person shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is a Managed Account, or is managed by the Adviser or any affiliated adviser or subadviser. For the purposes of the foregoing, “market timing” shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to investments in mutual funds through automatic reinvestment programs, and any other non-volitional investment vehicles.

7.	Reporting and Compliance Procedures

(a)	The Compliance Officer shall provide a copy of the Code of Ethics, and any amendments thereto, to all Access Persons.

(b)	All Access Persons shall direct their brokers to supply a copy of the confirmations for any personal securities trades and a copy of each periodic account statement to the Compliance Officer. These documents to be sent to the Compliance Officer at the same time that they are sent to the Access Person.

(c)	Not later than 15 days after each calendar quarter end, every Access Person shall complete and return a Quarterly Report to the Adviser’s Compliance Officer. The report shall include all information and certifications as following:

(i)	Transactions during the calendar quarter in any Covered Security, directly by the Access Person, or transactions in accounts the Access Person may be considered to have direct or indirect beneficial interest (see Item 4(d) above). However, if duplicate broker trade confirmations or account statements are received by the Compliance Officer (pursuant to Item 7(b) above) the report may reference that duplicate information. If any transaction information as outlined below is not included in copies received by Compliance, it must be included in the quarterly report.

(A)	For each covered equity security: the date of the transaction, the name of the security and number of shares; for each covered fixed income security: the date of the transaction, the maturity date, principal amount and interest rate of debt securities; and as applicable the exchange ticker symbol or CUSIP number;

(B)	The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(C)	The price of the Covered Security at which the transaction was effected; and

(D)	The name of the broker, dealer or bank with or through whom the transaction was effected.

(i)	with respect to any account established during the quarter in which Securities were held during the quarter for the direct or indirect benefit of the Access Person:

(A)	The name of the broker, dealer, or bank with whom the Access Person established the account; and

(B)	The date the account was established.

(ii)	Access Persons are required to report transactions in any affiliated mutual fund for which they have any direct or indirect beneficial ownership; except as specifically exempted by Section 5 above.

(iii)	Access Persons are required to report gifts and entertainment received or given through the Log Form on Virtus.Net.

(iv)	Covered Associates are required to report any political contributions made through the Log Form on Virtus.Net.

(v)	Name of the Access Person and the date the report is submitted by the Access Person.

(e)	No later than 10 days after becoming an Access Person, and annually thereafter on or before January 31 of each year, each Access Person (other than Disinterested Trustees) must submit to the Compliance Officer a report of his or her personal securities holdings (the “Initial Holdings Report” and the “Annual Holdings Report”, respectively), which must include the following information (the Applicable Date for the Initial Holdings Report is the date the person became an Access Person; the Applicable Date for the Annual Holdings Report must be a date no earlier than December 31 of the prior year):

(i)	The title, type and number of shares; and/or the maturity date, principal amount and interest rate of debt securities; and as applicable, the exchange ticker symbol or CUSIP number of each Covered Security in which the Access Person had any direct or indirect beneficial ownership as of the Applicable Date.

(ii)	The title, number of shares, and, as applicable the exchange ticker symbol or CUSIP number of any Reportable Fund holding in which the Access Person had any direct or indirect beneficial ownership as of the Applicable Date.

(iii)	The name of any broker, dealer or bank with whom the Access Person maintained an account in which Covered Securities were held for the direct or indirect benefit of the Access Person as of the Applicable Date.

(iv)	The date the report is submitted by the Access Person.

(f)	Each Access Person shall submit annually to the Compliance Officer a certification that he or she has received, read and understood the Code of Ethics, has complied with the Code’s requirements, and has disclosed or reported all personal securities transactions pursuant to the Code’s requirements. The certification will be submitted to the Compliance Officer by January 31 of each year.

(g)	Any report made under this Section 7 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

(h)	(i)	The Compliance Officer shall submit an annual report to the Directors of the Adviser that summarizes the current Code of Ethics procedures, identifies any violations requiring significant remedial action, and recommends appropriate changes to the Code, if any.

(ii)	The Adviser’s Compliance Officer shall submit to the managed fund’s Compliance Officer an annual written report that

(A)	Summarizes the current procedures under the Code of Ethics;

(B)	Describes any issues arising from the Code of Ethics or procedures since the last report, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

(C)	Certifies that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(iii)	These reports will be available to the Chief Compliance Officer of the Virtus Mutual Funds and the Virtus Variable Insurance Trust.

(i)	Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Compliance Officer.

(j)	An Access Person need not make reports under this Section 7 with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

(k)	The Compliance Officer will review all reports and other information submitted under this Section 7. This review will include such comparisons with trading records of managed accounts as are necessary or appropriate to determine whether there have been any violations of the Code.

(l)	The Compliance Officer will maintain a list of all Access Persons who are required to make reports under the Code, and shall inform those Access Persons of their reporting obligations. The Compliance Officer shall promptly notify any Access Person when any report has not been filed on a timely basis.

7.	Sanctions

Upon discovering a violation of this Code, such sanctions may be imposed as deemed appropriate by Newfleet-Hartford or Virtus, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate. Provided further, the Adviser’s Compliance Officer shall review and present sanctions levied for non-compliance at each regularly scheduled meeting of the Funds Boards of Trustees. Recommended sanctions are attached as Schedule A.

8.	Exceptions

The Chief Compliance Officer may grant written exceptions to provisions of the Code based on equitable considerations. The exceptions may be granted to individuals or classes of individuals with respect to particular transactions, classes of transactions, or all transactions, and may apply to past as well as future transactions, provided, however, that no exception will be granted where the exceptions would result in a violation of Section 204-2. Exceptions granted will be reported to the Executive Officers of the Adviser, as well as the Boards of any managed fund.

9.	Recordkeeping

(a)	All Code of Ethics records will be maintained pursuant to the provisions of Rules 204A-1 and 17j-1.

(b)	Pay to Play:

As required by the enhanced recordkeeping requirement under Rule 204-2 of the Adviser Act, Newfleet-Hartford will maintain:

•	A list of all contributions made by Newfleet-Hartford and its covered associates to officials and candidates and of payments to state or local political parties or PACS; and

•

A list of covered associates (including names, titles, business and residence addresses) currently or within the past five (5) calendar years. This five-year recordkeeping requirement would not apply to periods prior to March 13, 2011; and

•

A list of government entities to which the Adviser has provided advisory services in the past five (5) calendar years. This five-year recordkeeping requirement would not apply to periods prior to September 13, 2010.

10.	Other Codes of Ethics

This Code of Ethics does not amend or supercede any other Code(s) of Ethics that may affect the duties and obligations of any person affected hereby.

CERTIFICATION:

By my signature below, I certify that I have received, read, and understood the foregoing policies of the Newfleet-Hartford Code of Ethics, and will comply in all respects with such policies.

Name	Date

Please print or type name: ___________________________________

Initial Holdings Report	Q Report	Annual Report	Pre-Clear
All Access Persons	All Access Persons	All Access Persons	Advisory Persons

•      1st violation – written warning

•      2nd violation within the same year – $50.00 fine payable to the Connecticut Food Bank.

•      3rd violation within the same year – suspension of trading privileges for 30 days

•      1st violation – written warning

•      2nd violation within the same year – $50.00 fine payable to the Connecticut Food Bank.

•      3rd violation within the same year – suspension of trading privileges for 30 days

• 1st violation – written warning

•      1st violation – written warning

•      2nd violation within the same year – $100 fine payable to the Connecticut Food Bank and suspension of trading privileges for 30 days

•      3rd violation within the same year – suspension of trading privileges for 90 days

Pre-Clear IPOs & Limited Offerings*	Blackout	60-Day Holding Requirement	Market Timing Prohibition	Open Order Rule
All Access Persons	Investment Personnel	Advisory Personnel	All Access Persons	Investment Personnel

• 1st violation – Reported to Chief Legal Officer and Chief Compliance Officer for determination of appropriate sanctions. • 2nd violation – possible grounds for termination

•      1st violation – disgorgement of profits on the personal trade

•      2nd violation – Reported to Chief Legal Officer and Chief Compliance Officer for determination of appropriate sanctions.

•      3rd violation – possible grounds for termination

•      1st violation – written warning

•      2nd violation – violation within the same year – $50.00 fine payable to the Connecticut Food Bank

•      3rd violation within the same year – suspension of trading privileges for 60 days

			• 1st violation – possible grounds for termination at determination of Chief Legal Officer and Chief Compliance Officer	• 1st violation – Reported to Chief Legal Officer and Chief Compliance Officer for determination of appropriate sanctions. • 2nd violation – possible grounds for termination